Exhibit 2.38

OPERATING AGREEMENT

OF

PALM TRADEMARK HOLDING COMPANY, LLC

i

OPERATING AGREEMENT

OF

PALM TRADEMARK HOLDING COMPANY, LLC

(AMENDED AND RESTATED AS OF SEPTEMBER 24, 2003)

This Operating Agreement of Palm Trademark Holding Company, LLC (the “Company”) among PalmSource, Inc., a Delaware corporation (“PalmSource”) and Palm, Inc., a Delaware corporation (“PalmOne”) is amended and restated on September 24, 2003 (the “Execution Date”) and shall be effective as of June 2, 2003 (the “Effective Date”). Capitalized terms used herein but not otherwise defined shall have the meanings set forth in Article 2.

RECITALS

A. PalmSource and PalmOne, as the initial Members of the Company, have agreed to form the Company for the ownership and licensing of certain trademarks and other intellectual property, as more particularly described in the Agreement and the Licenses (as defined below).

B. Concurrently with the initial execution of the Agreement on June 4, 2003, each Member entered into a license agreement with the Company, and concurrently with the execution of the amendment and restatement of the Agreement, each Member and the Company are amending and restating the license agreement (as amended and restated, the “Licenses”), pursuant to which Licenses the Company shall license certain trademarks and intellectual property to such Member as more particularly described in this Agreement and in such Licenses.

C. In connection with the formation of the Company, each of the Members has agreed to contribute certain trademarks and other intellectual property pursuant to the terms of the Licenses on the Tax-Free Spin Date, and as promptly as practicable following the Execution Date each of the Members shall make initial cash capital contributions to the Company, in exchange for the issuance of membership interests in the Company.

D. The purposes of the Company shall be as set forth in the Agreement, including to enhance and maintain the integrity of, and promote expansion of the value of and goodwill associated with, the Property as a whole for the benefit of all Members.

E. On June 2, 2003, the Company filed a Certificate of Formation with the Delaware Secretary of State.

F. On June 4, 2003, the Members, desiring to adopt an operating agreement for the Company, executed the Agreement.

G. The Members desire to amend and restate the Agreement in its entirety hereby on the Execution Date, such amendment and restatement to be effective as of June 2, 2003.

NOW THEREFORE, the Parties hereby agree to amend and restate the Operating Agreement in its entirety as follows:

ARTICLE 1

GENERAL PROVISIONS

1.1 Formation. Pursuant to the Act, the Members have formed a limited liability company under the laws of the State of Delaware.

1.2 Name. The name of the Company is “Palm Trademark Holding Company, LLC,” or such other name as a Supermajority in Interest of the Board from time to time may determine.

1.3 Principal Office. The Company’s principal office will be located at 1240 Crossman, Sunnyvale, California 95054, or such other place as the Board from time to time may determine.

1.4 Term. The term of the Company began on the date the Certificate of Formation was filed with the Delaware Secretary of State, and will continue in perpetuity unless terminated earlier as provided in this Agreement.

1.5 Agent. The Company continuously will maintain within the State of Delaware an agent for service of process on the Company, which agent will be as stated in the Certificate of Formation, as it may be amended from time to time pursuant to the terms of this Agreement.

1.6 Purpose of the Company. The purpose of the Company will be to (a) enter into and perform its obligations and exercise its rights under the Licenses; (b) receive, hold, maintain, register, enforce and defend the Palm Marks and the PalmOne Brand (collectively and together with any other additional intellectual property contributed by the Members to the Company in accordance with the terms of their respective Licenses or otherwise, the “Property”), and all rights relating thereto, during the term of this Agreement for the benefit of the parties under the Licenses; (c) enhance and maintain the integrity of, and promote expansion of the value of and goodwill associated with, the Property as a whole for the benefit of all of the Members; (d) engage in any other activity or business expressly approved in advance by a Supermajority in Interest of the Members; and (e) engage in any lawful act or activity and to exercise any powers permitted to limited liability companies organized under the laws of the State of Delaware that are necessary to the accomplishment of the foregoing activities or the furthering of such purpose.

1.7 Special Purpose Entity. The Company is intended to qualify as a “special purpose” entity and agrees that it will, unless agreed otherwise by a Supermajority of the Members:

(a) not own any asset or property other than (i) the Property, (ii) the Licenses and (iii) incidental personal property necessary to carry out the business of the Company;

(b) not engage in any activities other than the activities identified in Section 1.6 above;

(c) not incur, create or assume any indebtedness, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation) other than unsecured trade payables;

(d) not make any loans or advances to any Person (including any Member), and not acquire obligations or securities of any Person;

(e) remain solvent and pay its debts and liabilities (including, as applicable, those for shared personnel and overhead expenses) only out of its own funds (to the extent available and not from the funds of any other Person (including any Member) under any circumstance) as the same shall become due;

(f) observe Delaware limited liability company laws and organizational formalities in all material respects in order to preserve its separate existence;

(g) maintain all of its books, records, financial statements and bank accounts separate from those of any other Person (including any Member);

(h) prepare separate financial statements and not have its assets listed on the financial statement of any other Person (including any Member), provided, however, that if required by GAAP, the Company’s assets may be included in a consolidated financial statement of its Members;

(i) file its own tax returns, if any, as may be required under applicable law and pay any taxes so required to be paid under applicable law;

(j) maintain its books, records, resolutions and agreements as official records;

(k) at all times hold itself out to the public as a legal entity separate and distinct from any other Person or entity (including any Member);

(l) conduct business in its own name and correct any known misunderstanding regarding its status as a separate entity;

(m) not identify itself or its Affiliates as a division or part of the other or of any Member;

(n) maintain and utilize separate stationery, invoices and checks bearing its own name;

(o) be and remain adequately capitalized for the normal obligations reasonably foreseeable in an operation of its size and character and in light of its contemplated activities;

(p) to the fullest extent permitted by law, and except as otherwise approved by a Supermajority in Interest of the Members, not seek or effect or cause any Party to seek or effect the liquidation, dissolution, winding up, consolidation or merger, in whole or in part, or the sale of any of the assets, of the Company;

(q) not commingle the funds and other assets of the Company with those of any Person (including any Member), and hold all of its assets in its own name;

(r) maintain its assets in such a manner that it will not be materially costly or difficult to segregate, ascertain or identify its individual asset or assets, as the case may be, from those of any other Person (including any Member);

(s) (i) not pledge its assets for the benefit of any other Person (including any Member), (ii) not guarantee or become obligated for the debts of any other Person (including any Member) and (iii) not hold itself out to be responsible for or have its credit available to satisfy the debts of obligations of any other Person (including any Member);

(t) pay its liabilities, including salaries of its own employees, out of its own funds and not funds of any other Person (including any Member), and maintain a sufficient number of employees in light of its contemplated business operations;

(u) compensate each of its consultants and agents (including the Brand Manager) from its own funds and not the funds of any other Person (including any Member) for services provided to Company and pay from its own funds all obligations of any kind incurred by Company;

(v) require from and after the Effective Date the approval of a Supermajority in Interest of the Members to take any Bankruptcy Action, or any action in furtherance of a Bankruptcy Action;

(w) not form, acquire, or hold any subsidiary (whether corporate, partnership, limited liability company or other); and

(x) allocate fairly and reasonably, as between such Person (including any Member) and the Company, as determined by a Supermajority in Interest of the Board, any overhead expenses that are shared with any Person (including any Member), including paying for office space to the extent used, and paying for services of any Person (including the Brand Manager and the Officers),that are performed by any employee of any Person (including any Member) on behalf of Company.

1.8 Property. All property, real and personal, of the Company will be owned by, and legal title held in the name of, the Company, and any conveyance from or to the Company will be in the Company’s name. No Member will have any ownership interest in the property of the Company prior to the time the Company distributes such property to the Members in accordance with this Agreement. Each Member’s Membership Interest in the Company will be personal property.

1.9 Partnership Classification. The Members intend that the Company be treated as a partnership for federal, state and local income tax purposes, and the Company will not elect to be treated as a corporation under Regulation Section 301.7701-3(c) (or any corresponding provision of state or local law).

ARTICLE 2

DEFINITIONS

The following terms used in this Agreement will have the meanings set forth below:

“AAA” has the meaning set forth in Section 11.8(b)(i).

“Act” means the Delaware Limited Liability Company Act, as amended from time to time.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such Person. Notwithstanding the foregoing, PalmSource will not be considered an Affiliate of PalmOne for the purpose of this Agreement, PalmOne will not be considered an Affiliate of PalmSource for the purpose of this Agreement and the Company will not be considered an Affiliate of PalmSource or PalmOne for purposes of this Agreement.

“Agreement” means this Operating Agreement, as originally executed and as amended from time to time in accordance with its terms.

“Bankruptcy” or “Bankruptcy Event” means, with respect to any Person (including any Member), (i) if such Person takes a Bankruptcy Action, (ii) if ninety (90) days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, the proceeding has not been dismissed, or if within sixty (60) days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within sixty (60) days after the expiration of any such stay, the appointment is not vacated, or (iii) such Person is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings. The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in Sections 18-101(1) and 18-304 of the Act.

“Bankruptcy Action” means, with respect to any Person (including any Member), if such Person (i) makes an assignment for the benefit of creditors, (ii) files a voluntary case under the federal bankruptcy laws or any federal or state insolvency or similar laws, (iii) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (iv) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, (v) seeks, consents to or acquiesces to the appointment of a trustee, receiver, liquidator, assignee for the benefit of creditors, custodian, or similar official of such Person or of all or any substantial part of its properties or (vi) admits in writing its inability to pay its debts as they become due.

“Board” has the meaning set forth in Section 6.1.

“Borrowing Member” has the meaning set forth in Section 3.4.

“Brand Maintenance Fees” has the meaning set forth in Section 3.2(a).

“Brand Manager” means the person designated by the Class A Member, subject to the approval by the Class B Member, such approval not to be unreasonably withheld, appointed by the Board pursuant to Section 6.2(a)(iii) to maintain, register, enforce and defend the Property in accordance with the Licenses for the purpose of enhancing and maintaining the integrity of and promoting the expansion of and goodwill associated with the Property as a whole for the benefit of all Members.

“Brand Manager Charter” means the Brand Manager Charter to be approved by a Supermajority in Interest of the Board, providing for the Brand Manager to administer the Property, as more particularly described therein, and as amended from time to time in accordance with the terms hereof.

“Capital Account” means an account maintained for each Member, as provided in Section 4.1.

“Capital Contribution” means, with respect to any Member, the Property and amount of money contributed by the Member with respect to the Membership Interest held by such Member.

“Certificate of Formation” means the Certificate of Formation for the Company originally filed with the Delaware Secretary of State, as amended from time to time in accordance with the terms of this Agreement.

“Change of Control,” with respect to a given entity, means any transaction or series of related transactions that would occasion: (i) the sale or transfer of all or substantially all of such entity’s business or assets; (ii) any merger, consolidation, share or other equity exchange, recapitalization, business combination or other transaction resulting in the exchange of the outstanding equity interests of such entity for securities or consideration issued, or caused to be issued, by the acquiring party or its subsidiary, unless the owners of such entity as of the date prior to the closing date of such transaction (or series of related transactions) hold more than fifty percent (50%) of the voting securities in the surviving entity in such transaction, computed on a fully diluted basis; or (iii) any person or entity (other than the owners of such entity as of the date prior to the closing date of such transaction (or series of related transactions)) having acquired beneficial ownership or the right to acquire beneficial ownership of, or any “group” (as “group” is defined under Section 13(d) of the United States Securities Exchange Act of 1934) having been formed that beneficially owns or has the right to acquire beneficial ownership of, more than fifty percent (50%) of the outstanding voting securities of such entity.

“Class A Director” means a Director appointed by the Class A Member.

“Class B Director” means a Director appointed by the Class B Member.

“Class A Member” means a Member holding Class A Units.

“Class B Member” means a Member holding Class B Units.

“Code” means the Internal Revenue Code of 1986, as amended (or any corresponding provision of succeeding law).

“Company” has the meaning set forth in the preamble above.

“Company Maintenance Fees” has the meaning set forth in Section 3.2(a).

“Confidential Information” has the meaning set forth in Section 11.10(a).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person (including any Member), whether through the ownership of voting securities or general partnership or managing member interests, by contract or otherwise. “Controlling” and “Controlled” shall have correlative meanings. Without limiting the generality of the foregoing, a Person shall be deemed to Control any other Person in which it owns, directly or indirectly, a majority of the ownership interests representing the power to vote.

“Deposit” has the meaning set forth in Section 3.2(a).

“Discloser” has the meaning set forth in Section 11.10(a).

“Dispute” means any dispute, controversy or claim between or among any of the following: the Company, a Member or a Licensee (including for this purpose any Transferee of a Membership Interest not admitted as a Member pursuant to Article 9) in connection with or related to this Agreement or the Licenses, including (i) any collateral claim, or action made or brought against the Board, the Directors, the Officers or any Member or Licensee in respect of a decision, action or omission to act, (ii) any controversy raised by a Member or Licensee in respect of an issue referred by the Brand Manager to the Board or the Members pursuant to Section 6.4(d), the Brand Manager Charter or the Licenses, and (iii) any controversy raised by a Member or Licensee with respect to the performance of the Brand Manager.

The foregoing notwithstanding, “Dispute” shall not include any claim alleging trademark infringement.

“Director” means any person serving on the Board pursuant to Section 6.1.

“GAAP” means United States generally accepted accounting principles, applied on a consistent basis.

“Key Person” has the meaning set forth in Section 6.6(a).

“Lending Member” has the meaning set forth in Section 3.4.

“License” or “Licenses” means one or both of the licenses between the Company and each of the Members executed concurrently with this Agreement, and as amended from time to time by a Supermajority in Interest of the Members, in accordance with their terms.

“Licensee” or “Licensees” means one or both of the Members, for so long as such Member is a party to the relevant License.

“Majority in Interest” at any particular time means, as the context may require, (i) as to Members, Members collectively holding more than fifty percent (50%) of the Percentage Interests entitled to vote at such time; and (ii) as to the Board, more than a majority of the total number of Directors then in office.

“Member” means each person who is listed on Exhibit A as a Member. No additional Members may be admitted to the Company except in accordance with Article 9, including with the required approval of a Supermajority in Interest of the Members, if applicable.

“Membership Interest” means the entire ownership interest of a Member in the Company at any particular time, including the Member’s right to share in the allocations and distributions from the Company, any right to vote or participate in management or appoint Directors and any right to information concerning the operations and affairs of the Company, each of the foregoing rights to the extent provided in this Agreement. Membership Interests shall be denominated in Units.

“Membership Termination Event” has the meaning set forth in Section 9.7.

“Officer” means an officer appointed pursuant to Section 6.1(c)(iii).

“Operating Budget” means the budget of operations of the Company (i) as initially approved by a Supermajority in Interest of the Board prior to the Tax-Free Spin Date in accordance with Section 3.2(b) and (ii) as subsequently approved by the Board (including, when required, by Supermajority in Interest of the Board) in accordance with Section 3.2(b).

“Operating Expenses” means the costs and expenses of operating the Company, including the costs and expenses of office space, office services and supplies, employee salaries and benefits (if any), the fees and expenses of the Brand Manager, forming and maintaining the Company as a limited liability company (including filing and agency fees), costs associated with general maintenance of the www.palm.com website as a “Split Site” as described in Section 4.5 of each of the two Licenses and all federal, state and local taxes (excluding only income taxes), including annual fees and franchise taxes for the privilege of doing business and property, sales, use and excise taxes; provided, however, that “Operating Expenses” shall in no event include any costs or expenses associated solely with the Property, including the holding, maintenance, registration, enforcement and defense thereof, which shall be Brand Maintenance Fees.

“OS License” means the operating system license between PalmOne and PalmSource executed concurrently with this Agreement.

“Palm Marks” has the meaning assigned to such term in the Licenses.

“PalmOne” has the meaning set forth in the preamble above.

“PalmOne License” means the License between the Company and PalmOne executed concurrently with this Agreement, as amended from time to time by a Supermajority in Interest of Members in accordance with its terms.

“PalmOne Brand” has the meaning assigned to such term in the PalmOne License.

“PalmSource” has the meaning set forth in the preamble above.

“PalmSource License” means the License between the Company and PalmSource executed concurrently with this Agreement, as amended from time to time in accordance with its terms and approved by a Supermajority in Interest of the Board .

“Party” shall mean any Party to this Agreement, including the Company.

“Percentage Interest” means, with respect to each Member, the percentage of all outstanding Units represented by the number of Units set forth after the Member’s name on Exhibit A.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, association, joint stock company, trust, unincorporated organization or other organization, whether or not a legal entity, or any governmental authority.

“Property” has the meaning set forth in Section 1.6.

“Representative” has the meaning set forth in Section 6.5.

“Regulations” means the income tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Regulatory Allocations” has the meaning set forth in Section 4.3(e).

“Supermajority in Interest” at any particular time means, as the context may require, (i) as to Members, Members collectively holding at least sixty six and two-thirds percent (66 2/3%) of the Percentage Interests at such time; and (ii) as to the Board, at least sixty six and two-thirds percent (66 2/3%) of the total number of Directors then in office, including one (1) Class A Director and one (1) Class B Director, but only to the extent the Class A Member or Class B Member (as the case may be) is entitled to appoint a director at such time and such Director is then in office.

“Tax-Free Spin-Off” means a distribution of common stock (and preferred stock, if any) of PalmSource or common stock (and preferred stock, if any) of a Person that is a successor to PalmSource to holders of common stock of PalmOne intended to qualify as a tax-free distribution under Section 355 of the Code.

“Tax-Free Spin Date” shall mean the effective date of the Tax-Free Spin-Off.

“Tax Matters Partner” has the meaning set forth in Section 7.5.

“Transfer”; “Transferee”; “Transferred Interest”. “Transfer” means a direct or indirect sale, exchange, transfer, assignment, pledge, hypothecation, encumbrance or other disposition of a Membership Interest or any beneficial interest therein, or a right to share in allocations of the Company or to receive distributions from the Company. For the avoidance of doubt, a transfer by operation of law or a Change of Control (including any Change of Control that occurs during the pendency of or following a Bankruptcy Event) of a Member shall constitute a “Transfer” of such Member’s Membership Interests. “Transferee” means the recipient of a Transfer of a Membership Interest, “Transferred Interest” means the Membership Interest acquired by such recipient in connection with a Transfer, and “Transferor” means the person making such Transfer.

“Transition Marks” has the meaning given to such term in the Licenses.

“Unit” means a unit of relative Membership Interest in the Company, which shall be designated a “Class A Unit” or a “Class B Unit.”

“704(b) Regulations” has the meaning set forth in Section 4.3(b).

ARTICLE 3

CAPITAL CONTRIBUTIONS AND LOANS

3.1 Initial Capital Contributions of Members.

(a) Cash Contributions. As promptly as practicable following the Execution Date, each Member will contribute to the Company the initial cash sums as set forth in Exhibit A opposite such Member’s name, as a Capital Contribution, in exchange for that number of Class A or Class B Units set forth in Exhibit A opposite such Member’s name. Each Member will receive a corresponding credit to its Capital Account for its cash Capital Contribution.

(b) Assignment of Property. No later than the Tax-Free Spin Date, each Member will execute assignments of the Property in the forms attached hereto as Exhibits B-1 and B-2, which assignments shall be effective no later than the Tax-Free Spin Date. For purposes of crediting Capital Accounts, in view of the difficulty of ascertaining the fair market value of the Property being contributed subject to the Licenses, the Members agree that no additional amount will be credited to their respective Capital Accounts with respect to such assignments of the Property. To the extent the Members contribute additional intellectual property to the Company during the term of this Agreement in accordance with the terms of their respective Licenses or otherwise, no additional amounts shall be credited to their respective Capital Accounts with respect to such contributions of intellectual property.

3.2 Operating Budget; Company Maintenance Fees.

(a) Company Maintenance Fees. From and after the Tax-Free Spin Date, each Member shall be required to pay company maintenance fees to the Company (the “Company Maintenance Fees”), which Company Maintenance Fees shall be treated as Capital Contributions and shall include (i) such Member’s share, in accordance with its Percentage Interest, of the Operating Expenses and (ii) such Member’s share of fees, costs, expenses and obligations associated with the Property, including the costs and expenses of holding, maintenance, registration, enforcement and defense of all rights relating to the Property, to the extent and as set forth in such Member’s License (the “Brand Maintenance Fees”). No later than the Tax-Free Spin Date, each Member shall deposit a retainer with the Company as mutually agreed by the Members (the “Deposit”), representing the estimated Company Maintenance Fees payable by such Member for three (3) months following the Tax-Free Spin Date (or such other period approved by a Supermajority in Interest of the Board). The Deposit shall be the property of the Member and shall not be treated as a Capital Contribution but shall be held by the Company on behalf of such Member as a retainer for such Member’s obligation to pay Company Maintenance Fees as Capital Contributions. Each Member shall also be obligated to make additional monthly deposits of Company Maintenance Fees so as to maintain an amount at least equal to three (3) months (or such other period approved by a Supermajority in Interest of the Board) of such Member’s estimated Company Maintenance Fees in reserve for funding the operations of the Company. The Company shall not, without approval of the Member making such Deposit, withdraw from or apply the Deposit other than to fund Company Maintenance Fees of such Member when due. The Company shall promptly notify a Member of any such obligation to make additional deposits. The Company Maintenance Fees (including the Brand Maintenance Fees and other payments made pursuant to the Licenses) when paid (whether through direct payment by a Member or application of such Member’s Deposit) shall be treated as Capital Contributions for the purpose of this Agreement.

(b) Operating Budget; Additional Operating Expenses. The Officers (or other individual or entity designated by a Supermajority of the Board) shall be responsible for the preparation of the Operating Budget, which shall consist of Operating Expenses of the Company and Brand Maintenance Fees required to be paid to the Company under the Licenses. All Operating Expenses will be funded by Capital Contributions by the Members in accordance with their Percentage Interests. All Brand Maintenance Fees will be funded as Capital Contributions of the Members as set forth in their respective Licenses. Prior to the Tax-Free Spin Date, a Supermajority in Interest of the Members shall approve an overall Operating Budget for the Company. Thereafter, on a quarterly basis, the Officers shall prepare for the Board’s approval an updated Operating Budget for the Company (including adjustments to the estimated Brand Maintenance Fees in accordance with the Licenses and estimated Operating Expenses). Increases in the overall Operating Expenses shall be approved by a Majority in Interest of the Board; provided that increases of more than ten percent (10%) over the previously approved quarterly Operating Budget (a “Substantial Budget Adjustment”) shall be subject to the approval of a Supermajority in Interest of the Board. Notwithstanding the foregoing, adjustments to the Operating Budget with respect to Brand Maintenance Fees in accordance with the Licenses shall not be included for the purposes of determining the percentage increase in the Operating Budget and shall not require, directly or indirectly, the separate approval of the Board or either Member under this Agreement; provided, however, that if a Member disputes the estimated Brand Maintenance Fees that comprise a portion of its required Deposit payable pursuant to such Member’s License as determined by the Board, such Member shall be entitled to treat such dispute as a Dispute hereunder and resolve such Dispute in accordance with the provisions of Section 11.8.

(c) Additional Capital Calls. As the Board from time to time determines that the Company requires additional capital pursuant to the foregoing provisions, the Company shall give notice to each Member of (i) the total amount of additional capital required, designating the amount that is attributable to Operating Expenses and the amount attributable to Brand Maintenance Fees relating to such Member’s License; (ii) each Member’s proportionate share (based on Percentage Interest) of the total additional capital to be contributed to the Company for Operating Expenses; and (iii) the date such Member’s additional Capital Contribution is due and payable, which date shall be not less than ten (10) business days after the date such notice was given (which shall be the same date for both Members for any Capital Contributions relating to Operating Expenses).

(d) No Additional Required Contributions. Except as provided in Sections 3.1 and 3.2, no Member will be required to contribute any capital to the Company. For the avoidance of doubt, no Member shall have any obligation to make any capital contribution to the Company other than in respect of (i) Operating Expenses and (ii) Brand Maintenance Fees relating to such Member’s License.

(e) Cash Contribution Required. No Member shall be permitted to satisfy any Capital Contribution obligation with property other than cash (it being understood that the Members are obligated to contribute intellectual property to the Company in accordance with the terms of their respective Licenses, for which no additional amount will be credited to their respective Capital Accounts).

3.3 Intentionally omitted.

3.4 Failure to Make Required Capital Contribution or Pay Company Maintenance Fees. If a Member fails to pay its Company Maintenance Fees when and in the amounts required hereunder and under its License, the Company may apply such Member’s Deposit to the payment of such Company Maintenance Fees. Any such application of the Deposit shall be treated as a Capital Contribution. Following any such application of the Deposit, the Member shall be obligated to promptly make payment to the Company in an amount sufficient to replenish such Deposit. If a Member (the “Borrowing Member”) fails to make a Capital Contribution when and in the amounts required under this Agreement, or if a Member fails to pay its Company Maintenance Fees when and in the amounts required under this Agreement, and as a result of the application of such Member’s Deposit to the payment of such Capital Contributions or Company Maintenance Fees, the amount such Member has on deposit with the Company is less than fifty percent (50%) of the amount required to be on deposit for such Member at the time, then the other Member (the “Lending Member”) shall be entitled, at the Lending Member’s option, to (i) replenish the shortfall in the amount of the Borrowing Member’s Deposit, so that the amount of such Deposit is again equal to fifty percent (50%) of the amount required to be on deposit for the Borrowing Member at the time or (ii) if the amount of the Capital Contribution or Company Maintenance Fees exceeds the remaining amount of the Borrowing Member’s Deposit, after applying all remaining amounts of the Borrowing Member’s Deposit towards the applicable Capital Contribution or Company Maintenance Fees, pay the remaining amount of such Capital Contribution or such Company Maintenance Fees to the Company, and the amount of any such payment made by the Lending Member in accordance with subsections (i) or (ii) shall be deemed to be an unsecured loan from the Lending Member to the Borrowing Member, payable upon demand by the Lending Member and accruing interest at the maximum interest rate permitted under applicable law, compounded monthly, and shall be deemed a Capital Contribution by the Borrowing Member.

At the time the Lending Member makes its payment to the Company pursuant to either of the options set forth above in subsections (i) or (ii), the Lending Member shall notify the Borrowing Member that it is advancing such unsecured loan and making demand on the Borrowing Member for payment. If the Borrowing Member fails to pay the full amount of such unsecured loan within thirty (30) days after delivery of such notice, the Board of Directors shall be increased to six (6) Directors, and the Lending Member shall have the right to appoint three (3) additional Directors (unless the Lending Member already controls a majority of the Board pursuant to Section 6.1(a) or unless prohibited pursuant to the last sentence of Section 6.1(a)); provided, however, that the Board of Directors shall be decreased to three (3) Directors, and the term of the three (3) additional Directors appointed by the Lending Member shall immediately expire at such time as the Borrowing Member repays the loan from the Lending Member; and provided, further, that the size of the Board of Directors shall not be increased and the Lending Member shall not have the right to appoint additional Directors (in each case as set forth above) or, if already so appointed, the term of such three (3) additional Directors shall expire and the Board of Directors shall be decreased to three (3) Directors if (a) the Lending Member has failed to make payments to the

Borrowing Member under the OS License (as required pursuant to the terms thereof); (b) the Lending Member has failed to make its Capital Contributions in respect of the Company Maintenance Fees or otherwise, as required hereunder; (c) the Lending Member is in default under the Xerox Litigation Agreement and a claim is made or threatened against PalmSource or the Borrowing Member is otherwise incurring liabilities under such agreement; or (d) the Lending Member is subject to a Bankruptcy.

ARTICLE 4

CAPITAL ACCOUNTS, DISTRIBUTIONS AND ALLOCATIONS

4.1 Capital Accounts.

(a) General. A Capital Account will be maintained for each Member in accordance with Regulations Sections 1.704-1(b) and 1.704-2. Each Member’s Capital Account generally will equal that Member’s Capital Contributions, increased by allocations of items of income and gain, and reduced by distributions and by allocations of other items of loss and deduction, and expenses, as set forth herein.

(b) Transfers. If any Membership Interest in the Company is transferred in accordance with the terms of this Agreement, the Transferee will succeed to the Capital Account of the Transferor to the extent it relates to the transferred Membership Interest.

4.2 Distributions.

(a) General.

(i) Distributions will be made at such times and in such amounts as determined by the Board by a Supermajority in Interest, after paying, or establishing sufficient reserves for, all Company expenses, including debt payments (if any) and contingencies. Except as provided in Section 4.2(a)(ii), and Sections 10.2 and 10.5 (liquidating distributions), and subject to the limitations of Section 4.2(b) and 4.2(c), distributions will be made to the Members in proportion to their Percentage Interests.

(ii) To the extent the Company receives revenues (including without limitation settlement proceeds or like payments, recoveries or reimbursements) that either (A) are allocated to the Class A Member pursuant to the Licenses or (B) if not so allocated, are attributable to Brand Maintenance Fees which the Class A Member has paid pursuant to such Member’s License and Section 3.2(a) hereof or (C) if not so attributable otherwise specifically relate to the Property, other than the PalmOne Brand, after paying or establishing sufficient Company reserves for related expenses, such revenues shall be distributed to the Class A Member, provided that such Member agrees that all or part of such distribution shall be added to the Deposit of such Class A Member as appropriate to the extent necessary to cause the Deposit of the Class A Member to equal the estimated Company Maintenance Fees payable by the Class A Member for three (3) months following the date of such distribution (or such other period approved by a Supermajority in Interest of the Board). To the extent the Company receives revenues (including without limitation settlement proceeds or like payments, recoveries or reimbursements) that either (A) are allocated to the Class B Member pursuant to the Licenses or (B) if not so allocated, are attributable to Brand Maintenance Fees which the Class B Member has paid pursuant to such Member’s License and Section 3.2(a) hereof or (C) if not so attributable otherwise specifically relate to the PalmOne Brand, such revenues shall be distributed to the Class B Member, provided that such Member agrees that all or part of such distribution shall be added to the Deposit of such Class B Member as appropriate to the extent necessary to cause the Deposit of the Class B Member to equal the estimated Company Maintenance Fees payable by the Class B Member for three (3) months following the date of such distribution (or such other period approved by a Supermajority in Interest of the Board).

(b) Limitations. Notwithstanding anything in this Agreement to the contrary, the Company shall withhold and not be obligated to make any distribution that would render the Company insolvent or violate any provision of the Act. In view of the difficulty of ascertaining the fair market value of the Property, the Members agree that no additional amount will be debited from their respective Capital Accounts with respect to the distribution of the Property pursuant to this Section 4.2(b) or Section 10.5. Except as specifically provided in Section 10.5, notwithstanding anything in this Agreement to the contrary, in the event of any distribution of the Property in connection with a dissolution of the Company or otherwise as permitted under this Agreement, the Property may only be distributed to the Class A Member, and the Class A Member shall solely own any and all rights to such distributed Property, provided that the PalmOne Brand (and as applicable, the Transition Marks) shall remain subject to the OS License, the PalmOne License or any other written agreement between the parties approved by a Supermajority of the Board, if and to the extent such agreements remain in full force and effect. In view of the difficulty of ascertaining the fair market value of such distributed Property, the Members agree that no amounts will be debited to the Members’ respective Capital Accounts with respect to such distributed Property.

(c) Proceeds from Sale of Property. Subject to Section 4.2(b) and subject to the terms of the Licenses with respect to proceeds from the resolution of claims and actions related to the Property, but notwithstanding anything else in this Agreement to the contrary, in the event of any direct or indirect sale, exchange, transfer, assignment or other disposition of any of the Property with the consent of a Supermajority in Interest of the Members, the proceeds of any such disposition shall be promptly allocated and distributed to the Member that, immediately before the effective date of such disposition, held a license to such Property under one of the Licenses; provided that, if such Property is licensed to both Members under the Licenses immediately before the effective date of such disposition, the proceeds of such disposition shall be allocated and promptly distributed to the Class A Member.

4.3 Allocations.

(a) Generally. The Company’s items of income, gain, loss, deduction or expense for any period shall be allocated among the Members as follows:

(i) Items of income, gain, loss, deduction or expense that (A) arise from Brand Maintenance Fees that are the obligations of or allocated to the Class A Member or that otherwise are the obligations of or allocated to Class A Member pursuant to the Licenses shall be allocated to the Class A Member, (B) arise from Brand Maintenance Fees that are obligations of or allocated to the Class B Member or that otherwise are the obligations of or allocated to Class B Member pursuant to the Licenses shall be allocated to the Class B Member and (C) if not obligations of or allocated to the Class A Member or Class B Member pursuant to the Licenses, that otherwise specifically relate to the Property, other than the PalmOne Brand, shall be allocated to the Class A Member or if otherwise specifically relate to the PalmOne Brand, shall be allocated to the Class B Member.

(ii) Other items of income, gain, loss, deduction or expense, if any, shall be allocated among the Members in accordance with their Percentage Interests.

(b) Compliance with 704(b) Regulations. Notwithstanding the foregoing, no allocation of any item under Section 4.3(a) will be made unless it would be considered, under the Regulations promulgated under Code Section 704(b) (the “704(b) Regulations”), either to have substantial economic effect, or to be in accordance with the Members’ interests in the Company. To the extent necessary to comply with the foregoing, in lieu of the allocation set forth in Section 4.3(a), the Board may cause the Company’s items of income, gain, loss, deduction, expense or credit to be reallocated among the Members in such manner as it may, in its reasonable discretion, determine to be fair and appropriate and consistent with the provisions of the 704(b) Regulations, including the provisions of

Regulations Section 1.704-2(f) (minimum gain chargeback), Section 1.704-2(i)(4) (member nonrecourse debt minimum gain chargeback), and Section 1.704-1(b)(2)(ii)(d) (qualified income offset), each of which is incorporated herein by this reference.

(c) Avoiding Deficit Capital Accounts. Special allocations of income or gain may be made to any Member if the Board reasonably determines that such Member’s Capital Account would otherwise have a deficit Capital Account balance that (in absolute value) exceeds the maximum deficit balance that would be permitted under the 704(b) Regulations.

(d) Loss. If any allocations of loss, deduction or expense would result in a deficit balance in a Member’s Capital Account that would (in absolute value) exceed the maximum deficit balance that would be permitted under the 704(b) Regulations, some or all of such items may be reallocated to any other Members whose Capital Accounts would not have such excess deficit balances (in proportion to their respective interests).

(e) Subsequent Allocations. If any allocations are made under Sections 4.3(b) through (d) (the “Regulatory Allocations”), the Board shall take such Regulatory Allocations into account in making subsequent allocations of income, gain, loss, deduction or expense, and shall make such further special allocations to the extent possible to prevent the Regulatory Allocations from distorting the manner in which Company distributions, including liquidating distributions, will be divided among the Members pursuant to this Agreement.

(f) Discretion of the Board. In making allocations under this Section 4.3, the Board may make elections under the Code and Regulations on behalf of the Company in such manner as it reasonably deems appropriate. In the event any taxing authority allocates income to a Member from the Company or vice versa, the Board shall make such allocations of income, gain, loss, deduction or expense to the extent permissible to carry out the purposes of this Agreement.

4.4 Tax Allocations. For purposes of reporting each Member’s share of federal, state and any applicable local income taxes, items of income, gain, loss, deduction, expense and credit will be allocated in accordance with the provisions of Code Section 704(c) and the Regulations promulgated thereunder, so as to properly take into account any variation between the adjusted tax basis and the book value of Company assets, using any method that complies with Regulations Section 1.704-3 as the Board in its reasonable discretion deems appropriate.

4.5 Tax Reporting. The Members are aware of the income tax provisions of this Agreement and agree to be bound by these provisions in reporting their share of Company items of income, gain, loss deduction and expense for federal and state income tax purposes.

ARTICLE 5

MEMBERS

5.1 Limited Liability. Except as required under the Act, no Member will be personally liable for any debt, obligation or liability of the Company, whether that debt, obligation or liability arises in contract, tort or otherwise, solely by reason of being a Member of the Company.

5.2 Limited Voting Rights; No Managerial Authority. Except as expressly provided in this Agreement or as required by the Act, Members will have no voting, approval or consent rights. No Member in its capacity as a Member will have power to participate in the management of the Company. No Member, acting solely in its capacity as a Member, is an agent of the Company, nor has any power or authority to bind or act on behalf of the Company in any way, to pledge its credit or to render it liable for any purpose, nor can any Member, in such capacity, execute any instrument on behalf of the Company, unless expressly and duly authorized to do so by the Board.

5.3 Member Meetings and Approvals. No annual or regular meetings of the Members are required to be held. However, if any meetings are held, such meetings will be noticed, held and conducted pursuant to the Act. In any instance in which the approval of the Members is required under this Agreement, such approval may be obtained in any manner permitted by the Act. No action may be taken by written consent of the Members unless such written consent is unanimous.

5.4 Withdrawals and Other Limitations. Except as otherwise expressly provided in this Agreement, no Member shall have the right or power to: (a) withdraw or reduce such Member’s Capital Contributions, (b) bring an action for partition against the Company, (c) cause the termination and dissolution of the Company, or (d) demand property other than cash in return for such Member’s Capital Contributions. Except as expressly provided in this Agreement (including Section 4.2(b)), no Member shall have priority over any other Member either for the return of Capital Contributions, for allocations of items of income, gain, loss, deduction or expense or for distributions.

5.5 Moratorium on Use. In the event the Company terminates a Member’s License pursuant to Section 15.2 of the applicable License and the

Company permits the other Member to succeed to the rights granted under the terminated License, for a period of two (2) years and nine (9) months following the date upon which such terminated Licensee ceased permissible use of the Property licensed to it, the other Member will not use any of such Property that is registered or for which applications for registration have been filed. Notwithstanding the foregoing restriction on use, such Member shall be entitled during such two (2) year and nine (9) month period to instruct the Company to maintain and defend existing registrations, continue to prosecute existing applications, to file new applications for registration and to defend and enforce any rights with respect to such Property.

ARTICLE 6

MANAGEMENT OF THE COMPANY

6.1 Board of Directors. The Company will have a board of directors (the “Board”) that will oversee the activities generally of the Company and the Brand Manager and the Officers. The number of Directors shall be set at three (3) unless otherwise adjusted pursuant to Section 3.4 or approved by the Supermajority in Interest of the Members. Notwithstanding the last sentence of Section 18-402 of the Act, except as provided in this Agreement or in a resolution approved by a Supermajority in Interest of the Board, a Director may not bind the Company.

(a) Appointment, Removal and Vacancy of Board Members. Upon the Effective Date, the Class A Member will appoint two (2) initial Directors and the Class B Member will appoint one (1) initial Director; provided, however, in the event of a Change of Control (including during the pendency of or following a Bankruptcy Event) or during the pendency of a Bankruptcy Event of the Class A Member, the Class A Member will appoint only one (1) Director, and the Class B Member will appoint two (2) Directors; provided, further, that in the event that the Class A Member ceases to be subject to a Bankruptcy (and there has not been a Change of Control), subject to the provisions of Section 3.4, the Class A Member will appoint two (2) Directors and the Class B Member will appoint one (1) Director. The rights of the Class B Member to appoint two directors pursuant to this Section 6.1 or to appoint three (3) directors pursuant to Section 3.4 shall be suspended during the pendency of a Bankruptcy Event with respect to the Class B Member. The initial Directors are listed on Exhibit C. Each Director will hold office until such Director’s resignation, death or removal or until such time as the right of the Member appointing such Director to appoint directors has been terminated or suspended pursuant to this Section 6.1(a), Section 3.4, Section 9.2 or Section 9.7. Each Member will have the sole right to remove or replace the Director previously appointed by it. A Member may remove or replace a Director that it has appointed from time to time in its discretion by written notice to the Company and the other Member of such action and of the effective date thereof. In the event a Member or any Director appointed by such Member shall petition, actively solicit, or cooperate in the initiation of, or otherwise invoke the process of any court or governmental authority for the purpose of commencing a case against such other Member under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of such other Member or any substantial part of the property of such other Member, or shall be the principal actor in ordering the winding up or liquidation of the affairs of such other Member, there shall be no reapportionment of Directors pursuant to Section 3.4 or this Section 6.1(a).

(b) No Personal Liability for Obligations of the Company. None of the Directors or Officers will be personally liable for any debt, obligation or liability of the Company, whether that debt, obligation or liability arises in contract, tort or otherwise, solely by reason of being a Director or Officer of the Company.

(c) Powers of the Board. The Board shall have the sole power and sole authority (subject to Sections 6.2 and 6.3 and the requirements of applicable law) to manage, control, administer, operate and carry out the purposes, business, property and affairs of the Company, and to make all decisions affecting such business and affairs, including the power:

(i) To approve the decisions set forth in Section 6.2(a) by a Majority in Interest;

(ii) To approve the decisions or authorize the actions set forth in Section 6.2(b) by a Supermajority in Interest; and

(iii) To appoint by a Supermajority in Interest individuals with such titles as the Board may elect, including titles of President or Treasurer to act on behalf of the Company as officers (“Officers”) pursuant to Section 6.7 with such power and authority and duties as the Board may delegate in writing to such persons by a Supermajority in Interest.

Unless otherwise expressly required by this Agreement, all actions of the Board referred to herein require approval of a Majority in Interest. Any action required or permitted herein to be taken by the Board may be taken with the approval of a Supermajority in Interest of the Members.

(d) Fiduciary Duties of the Directors. The Directors shall pursue the purposes of the Company set forth in Section 1.6 for the benefit of all Members. Each Director shall have fiduciary duties under the Act to all of the Members with respect to the business of the Company. The Parties intend that the fiduciary duties of each Director shall replicate as nearly as possible, except as expressly otherwise provided herein, those of a director of a corporation to its stockholders (treating the Members as stockholders for this purpose) under the Delaware General Corporation Law, as amended. A Director’s liability to the Company or its Members for breaches of fiduciary duty as a director shall be limited to the fullest extent permitted with respect to a director of a corporation by the Delaware General Corporation Law, as the same exists or to any greater extent that such law may in future from time to time permit. Notwithstanding anything herein to the contrary, there shall be no grounds or basis for assertion of liability by the Company or its Members against a Director for breaches of fiduciary duty as a director by reason of any act or omission performed or omitted by such Director with respect to the Licenses if such Director acts in good faith in the exercise of his or her reasonable business judgment in discharging his or her duties.

(e) Meetings of the Board.

(i) Notice and Conduct of Meetings. Any Director may call meetings of the Board. All meetings will be held upon at least seven (7) days’ notice. A notice need not specify the purpose of any meeting. Notice of a meeting need not be given to any Director who signs a waiver of notice or a consent to holding the meeting or an approval of the minutes thereof, whether before or after the meeting, or who attends the meeting without protesting, prior to its commencement, the lack of notice to such Director. All such waivers, consents and approvals will be filed with the Company records or made a part of the minutes of the meeting. Meetings of the Board may be held at the Company’s principal office, or at any other place that has been approved by the Board and designated in the notice of the meeting. Directors may participate in a meeting through use of conference telephone or similar communications equipment, so long as all Directors participating in such meeting can hear one another. Participation in a meeting in such manner constitutes presence in person at such meeting.

(ii) Quorum. At all meetings of the Board of Directors, the presence of a majority of the authorized number of directors, provided at least one Director appointed by the Class A Member and one Director appointed by the Class B Member then in office shall be present, shall constitute a constitute a quorum for the transaction of business. If a quorum shall cease to be present during a meeting, the meeting shall no longer be duly constituted for the transaction of business.

(iii) No Meetings Required. The provisions of this Section 6.1(e) govern meetings of the Board when one or more Directors elects, in his or her or their discretion, to call a meeting. However, nothing in this Agreement is intended to require that meetings of the Board be held at specific intervals.

(iv) Action Without a Meeting. Any action required or permitted to be taken by the Board may be taken by the Directors without a meeting, if the number and class affiliation of Directors required to take such action at a meeting (including for this purpose the quorum requirements of subsection (ii) above) consent in writing to such action and a copy of the consent is promptly delivered to all Directors. Such action by written consent will have the same force and effect as a vote at a meeting of the Directors. Consents in writing include consents given by facsimile or by email (provided that in the case of email, such consents are clearly indicated to be a formal consent of the Board).

(f) Compensation and Reimbursements. Directors will not, in their capacities as such, be entitled to any compensation or fees from the Company, but will be entitled to reimbursement from the Company for reasonable documented out-of-pocket expenses incurred in connection with performing their duties as Directors and the benefits of the indemnification provisions set forth in Section 6.5 (but only to the extent approved by a Supermajority of the Board pursuant to Section 6.5(c)). Such expenses shall be Operating Expenses of the Company.

6.2 Actions Requiring Approval.

(a) Majority Vote of Board. In addition to any consents that may be required pursuant to the Licenses, the following actions by the Company shall require the approval of a Majority in Interest of the Board, except as otherwise provided in Sections 6.2(b) or 6.2(c):

(i) the adoption of adjustments to the Operating Budget not requiring Supermajority in Interest to the extent required pursuant to Section 3.2(b);

(ii) other than as specified herein or in the Brand Manager Charter, any actions requiring approval of the Company under the PalmOne License or the PalmSource License;

(iii) the appointment of the Brand Manager, who shall be designated by the Class A Member, subject to the approval of the Class B Member, such approval not to be unreasonably withheld; and

(iv) any other matter expressly set forth in this Agreement as requiring the approval or consent of a Majority in Interest of the Board or the approval or consent of the Board.

(b) Supermajority Vote of Board. In addition to any consents that may be required pursuant to the Licenses, the following actions by the Company shall require the approval of a Supermajority in Interest of the Board:

(i) acquiring any asset or property other than (A) the Property and (B) incidental personal property necessary for ownership of the Property and satisfaction of the Company’s obligations under this Agreement and the Licenses;

(ii) the approval of the Brand Manager Charter;

(iii) making any payment or entering into or modifying contract, understanding or arrangement with the Brand Manager other than as set forth in the Brand Manager Charter;

(iv) adjustments to the Operating Budget requiring Supermajority in Interest of the Board pursuant to Section 3.2(b);

(v) acquiring any asset, entering into any contract or incurring any debt that requires a financial commitment by the Company that will require a Substantial Budget Adjustment;

(vi) entering into any agreement or transaction with a Member or its Affiliate other than the Licenses;

(vii) entering into any transaction outside the ordinary course of the Company’s business;

(viii) making, executing or delivering on behalf of the Company any guarantee, indemnity bond, surety bond or any equivalent thereof;

(ix) creating any committee of the Board of Directors;

(x) sending any third party a “cease-and-desist” letter, notice of infringement or the like, or instituting or settling a litigation against any third party other than as specifically provided in the Licenses;

(xi) filing any trademark or domain name registration applications, or taking any action with respect to any existing trademark or domain name registration applications other than as specifically provided in the Licenses;

(xii) authorizing the Brand Manager or any of the Officers to take any action which would otherwise require a Supermajority in Interest of the Board pursuant to this Agreement;

(xiii) amending, modifying or granting any consent or waiver under either of the Licenses, (except where the Licenses provide a specific approval process and except as otherwise specifically delegated to the Brand Manager under the Brand Manager Charter), including approval of a Transfer of a License pursuant to Section 9.1; and

(xiv) any other action expressly set forth in this Agreement as requiring the approval or consent of a Supermajority in Interest of the Board.

(c) Supermajority Vote of Members. The following actions by the Company require the approval or consent of a Supermajority in Interest of the Members:

(i) admitting any additional Members to the Company;

(ii) amending the Certificate of Formation or this Agreement;

(iii) engaging in business activities not described in items (a), (b), (c) and (e) of Section 1.6;

(iv) setting the number of Directors at any number other than as set forth in this Agreement;

(v) adopting the initial Operating Budget;

(vi) selling, transferring (including an assignment for the benefit of creditors) or otherwise disposing of any asset of the Company;

(vii) any consolidation or merger, in whole or in part, of the Company with any other entity;

(viii) electing to dissolve, liquidate or wind-up the Company;

(ix) approving the assignment by any Member of its rights and obligations under its License to any party that is not a Transferee of the entirety of such Member’s Membership Interest;

(x) any other action expressly set forth in this Agreement as requiring the approval or consent of a Supermajority in Interest of the Members;

(xi) taking any Bankruptcy Action, or any action in furtherance of a Bankruptcy Action;

(xii) entering into or permitting any license, lien or encumbrance on the Property, other than the Licenses; and

(xiii) any other action expressly set forth in this Agreement as requiring the approval or consent of a Supermajority in Interest of the Members.

6.3 Rights of Licensees with Respect to Brand Management.

(i) PalmOne Rights. The Parties agree that certain actions and decisions of the Company relating to the PalmOne Brand shall require the approval of PalmOne (or its permitted successor under the PalmOne License), as more particularly set forth in the PalmOne License.

(ii) PalmSource Rights. The Parties agree that certain actions and decisions of the Company relating to the Palm Marks shall require the approval of PalmSource (or its permitted successor under the PalmSource License as set forth in the PalmSource License.

6.4 Brand Manager.

(a) Protection of Property as a Whole. The Brand Manager shall, by authority delegated from the Board, and pursuant to the Brand Manager Charter, receive, hold, maintain, register, enforce and defend the Property pursuant to requests and instructions from the Licensees under the Licenses and shall execute those duties to enhance and maintain the integrity of, and promote expansion of the value of and goodwill associated with, the Property as a whole for benefit of all Members. Except as provided in Section 6.4(c)(ii) and (iv) or as authorized by the Board, the Brand Manager shall have no obligation or authority to prosecute, defend or enforce the PalmOne Brand or the Palm Marks.

(b) Authority. Subject to the terms, conditions and limitations of the Brand Manager Charter, the Brand Manager shall, subject to and by authority delegated from the Board in accordance with the instructions from the Licensees and the terms of the Brand Manager Charter, have the authority to employ from time to time, at the expense of the Company, persons required for the Brand Manager’s activities, including accountants, attorneys and others, and shall have the authority to enter into and execute on behalf of the Company agreements and contracts with such persons on such terms and for such compensation as the Brand Manager determines to be reasonable, and to give receipts, releases, indemnities and discharges with respect to all of the foregoing and any matters incident thereto as the Brand Manager may deem advisable or appropriate. The foregoing expenses shall be deemed Brand Maintenance Fees and Operating Expenses of the Company,

as applicable, and shall be subject to approval by the Licensees under the Licenses and by the Board pursuant to Section 3.2 of this Agreement.

(c) Brand Management. Subject to the Brand Manager’s obligations under Section 6.4(a), the Brand Manager shall, subject to and by the authority of the Board and in accordance with the instructions from the Licensees and the terms of the Brand Manager Charter:

(i) be responsible for the licensing and quality control of the PalmOne Brand, as more fully described in the PalmOne License, in accordance with instructions of PalmOne;

(ii) administer instructions of PalmOne with respect to the prosecution, defense and enforcement of the PalmOne Brand pursuant to the PalmOne License and subject to Section 6.4(d);

(iii) be responsible for the licensing and quality control of the Palm Marks, as more fully described in the PalmSource License, in accordance with instructions of PalmSource;

(iv) administer instructions of PalmSource with respect to the prosecution, defense and enforcement of the Palm Marks pursuant to the PalmSource License and subject to Section 6.4(d);

(v) provide prompt notice to all members of the Board of any request or instruction to send a cease-and-desist letter, to file or settle a lawsuit or opposition or cancellation proceeding, to abandon a trademark application or to not renew a trademark registration or to take any other material action that reasonably could be expected to result in a material loss of rights by a Licensee under either of the Licenses; and

(vi) exercise the Company’s rights and perform the Company’s obligations under the Licenses pursuant to the instructions of the Board and this Agreement.

(d) Conflicts. If the Brand Manager reasonably believes that compliance with an instruction or instructions of PalmOne or PalmSource with respect to the PalmOne Brand or the Palm Marks, or the failure of PalmOne and/or PalmSource to authorize a certain action or actions, would compromise the integrity of, value of or goodwill associated with the Property as a whole, or would undermine or interfere with the Brand Manager’s duty to enhance and maintain such integrity, and to promote expansion of such value and goodwill (a “Conflict”), then the Brand Manager shall provide written notice to each of the Members detailing the instruction(s) or action(s) in question and the issue, and any Member shall be entitled to seek resolution of the Conflict in accordance with Section 11.8. In connection with any resolution of any issues submitted by the Brand Manager to the Members in accordance with this Section 6.4(d), a Supermajority in Interest of the Board (subject to the right of each Member to dispute such allocation and seek resolution of the issue in accordance with Section 11.8) shall determine the proper allocation of the costs of the resolved course of action, and instruct the Brand Manager as to the same.

(e) Reports. The Brand Manager will provide, upon the request of the Board from time to time a report to all members of the Board containing (1) a list of all trademark applications for and trademark registrations of the Property, showing the country, application and/or registration number and goods and services claimed for each such application and registration and the status thereof, (2) a list of all domain names incorporating any of the Property, (3) a list of all sublicenses of the Property, showing the name of sublicensee, the Property licensed and describing the scope of the sublicense, for each such sublicense, (4) a list of all outstanding litigation (whether as plaintiff or defendant), pending, threatened or contemplated, involving the Property, and (5) any notice, action or pending or threatened Dispute by either party under either of the Licenses (including for enforcement thereof).

(f) Performance of Brand Manager. The Brand Manager’s performance shall be subject to review by the Board. Any dispute initiated by a Member or Licensee with respect to the Brand Manager’s performance of his or her duties shall be deemed a Dispute hereunder to be resolved in accordance with the provisions of Section 11.8.

6.5 Exculpation and Indemnification.

(a) Subject to the limitations set forth in Section 6.5(d), to the fullest extent permitted by applicable law as in effect on the Effective Date and to any greater extent that such law may in future from time to time permit, there shall be no grounds or basis for assertion of liability by the Company or any other Person against either the Members or any Officer, Director, employee, attorney, agent or Affiliate of the Company or any employee, representative, attorney, agent or Affiliate of a Member (collectively, the “Representatives”) for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Representative in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Representative pursuant to this Agreement, provided that a Representative shall be liable for any such loss, damage or claim arising out of action or inaction resulting from gross negligence, bad faith or willful misconduct.

(b) Subject to the limitations set forth in Section 6.5(d), absent gross negligence, bad faith or willful misconduct, each Representative shall be fully protected solely pursuant to subsection (c) of this Section 6.5 and there shall be no grounds or basis for assertion of liability by the Company or any other Person if such Representative relies in good faith upon any approval or authorization granted by the Company or any other Representative, the provisions of this Agreement, upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Representative reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, or any other facts pertinent to the existence and amount of assets from which distributions to the Member might properly be paid. Without limitation of the foregoing, provided that the Brand Manager complies with its obligations under this Agreement (including Section 6.4(d)), and with the instructions of the Board, the Brand Manager shall not be liable in connection with any instructions of the Class A Member, the Class B Member, the Licensees or the Board or any action taken or inaction by the Brand Manager in accordance with any such instructions. The duties and liabilities of a Representative existing at law or in equity are restricted or limited by those provisions of this Agreement that restrict or limit such duties and liabilities, but only to the extent of such restriction or limitation.

(c) Each Member will be responsible for providing indemnification and liability insurance of any Representative who is a designee, officer, employee, agent or Affiliate of such Member (except for the Brand Manager and any other employees of the Company) but only to the extent and in a manner consistent with such Member’s policies with respect to its own officers, employees, agents and Affiliates. The Company shall not, without approval of a Supermajority of the Board, provide indemnification to any of its Representatives with respect to any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Representative (including with respect to the matters set forth in Sections 6.5(a) and 6.5(b)); provided that the Company shall indemnify the Brand Manager and any other employees of the Company to the fullest extent required by California law.

(d) The Brand Manager shall be an at-will employee of the Company and shall have the duties, obligations and liabilities to the Company of an employee in accordance with California law. The Company shall have the duties, obligations and liabilities to the Brand Manager and any other employees of the Company of an employer in accordance with California law. Notwithstanding anything to the contrary set forth in Section 6.5(a), (b) and (c) or anywhere else in this Agreement or the Licenses, there shall be no grounds or basis for assertion of liability by any Person, other than the Company, against either the Brand Manager or the Members, Licensees, the Company or any other Representative with respect to any act or omission performed or omitted by the Brand Manager or any other employee of the Company or any Person acting or omitting to act on behalf of the Brand Manager or any other employee of the Company.

There shall be no grounds or basis for assertion of liability by any Person, against any Officer or Director with respect to any act or omission performed or omitted by the Brand Manager or any other employee of the Company or any Person acting or omitting to act on behalf of the Brand Manager or any other employee of the Company other than for breach of fiduciary duty pursuant to Section 6.1(d) or pursuant to Section 6.5 (a).

(e) The foregoing provisions of this Section 6.5 shall survive any termination of this Agreement or the Brand Manager Charter.

6.6 Devotion of Time. Each Director and Officer (each, a “Key Person”) will devote to the Company whatever time or effort he or she deems appropriate. No Key Person will be devoting his or her time to the Company as his or her sole and exclusive function or business. A Key Person may have full time responsibilities to a Member and may have other business interests. Except as otherwise provided in a written agreement between such Key Person and the Company or between such Key Person and either Member, each Key Person may have other business interests that compete with the business of the Company.

6.7 Powers of the Officers. The Officers of the Company shall have such power as shall be delegated by resolution of the Board, subject to the terms of this Agreement, to manage, control, administer, operate and carry out the purposes, business, property and affairs of the Company, and subject to Sections 6.2, 6.3 and 6.4 shall have the power:

(a) To employ from time to time, at the expense of the Company, persons required for the Company’s activities, including accountants, attorneys and others, to enter into and execute on behalf of the Company agreements and contracts with such persons on such terms and for such compensation as the Officers determine to be reasonable; and to give receipts, releases, indemnities and discharges with respect to all of the foregoing and any matters incident thereto as the Board may deem advisable or appropriate;

(b) To handle the financial affairs of the Company, including collecting Capital Contributions, paying Company expenses and timely filing any tax returns; and

(c) To make all tax elections required or permitted to be made by the Company which the Board determines to be in the best interests of the Company, provided that the Members and the Manager agree that the Company shall make an election under Section 754 of the Code at the request of any Member.

6.8 Initial Officers. Doreen S. Yochum is appointed President and Secretary of the Company and Thomas Geisler is appointed Treasurer of the Company until their successors are duly appointed; and such persons are authorized to execute this Agreement on behalf of the Company.

ARTICLE 7

BOOKS AND RECORDS; ACCOUNTING; TAX ELECTIONS

7.1 Books and Records. Books and records of the Company will be maintained at the principal office of the Company. The Company will maintain the following books and records:

(a) A current list of the name and last known business, residence or mailing address of each Member, together with the Capital Contributions of each Member;

(b) A copy of the Certificate of Formation and all amendments thereto, together with executed copies of any power of attorney pursuant to which the Certificate of Formation or any amendments thereto have been executed;

(c) A copy of this Agreement and all amendments hereto, together with executed copies of any powers of attorney pursuant to which this Agreement or any amendments hereto have been executed;

(d) A copy of the Company’s federal, state and local income tax or information returns and reports, if any, for the six (6) most recent fiscal years;

(e) A minute book of the Company, including all minutes of meetings and actions by written consent of the Board of Directors and any committee thereof and Members of the Company;

(f) Financial statements of the Company (together with supporting information) for the six (6) most recent fiscal years, prepared on a monthly, quarterly and yearly basis;

(g) Each report of the Brand Manager pursuant to Section 6.4(e);

(h) Appropriate evidence of all trademark, domain name, and other intellectual property registrations held by the Company throughout the world; and

(i) Other true and full information regarding the business and financial condition of the company, including the amount of cash contributed by each Member, and the date each such Member became a Member.

7.2 Inspection of Records. Each Member has the right, on reasonable request, to:

(a) Inspect and copy, and have its accountants inspect and copy (in each case at its expense), during normal business hours and for any purpose reasonably associated with such Member’s Membership Interest, any of the Company records required to be maintained by Section 7.1 and such other information regarding the affairs of the Company as is just and reasonable; and

(b) Obtain from the Company, promptly after they are available, a copy of the Company’s federal, state and local income tax or information returns for each year.

The rights set forth in subsection (a) shall be subject to the reasonable business judgment of the Company that certain information be kept confidential even as to a Member for reasons of attorney-client privilege or other business reasons; provided that nothing contained herein shall limit the obligations of the Company and the Brand Manager to provide reports and to report Conflicts, as set forth herein, in the Licenses and in the Brand Manager Charter. No Director shall be prohibited from discussing the information contained in any such reports with Representatives of the Member that appointed such Director, but only with those Representatives who have a need to know such information for the purposes of this Agreement or the Licenses. Each Member agrees that any information it obtains pursuant to this Section 7.2 shall be Confidential Information subject to the provisions of Section 11.10.

7.3 Reports. The Company will cause the following to be prepared and provided to each Member:

(a) Within ninety (90) days after the end of each fiscal year, the information necessary for the Member to complete such Member’s federal and state income tax or information returns;

(b) a monthly financial report (which need not be audited) containing a balance sheet as of the end of the month, a statement of cash flows for the month and an income statement for the month (which the Company shall use commercially reasonable efforts to provide to each Member within fifteen (15) days after the end of the month);

(c) Within fifteen (15) days after the end of each fiscal quarter, a quarterly financial report (which need not be audited) containing a balance sheet as of the end of the quarter, a statement of cash flows for the quarter and an income statement for the quarter; and

(d) Within twenty five (25) days after the end of each fiscal year, an annual financial report (which need not be audited) containing a balance sheet as of the end of the year, a statement of cash flows for the year and an income statement for the year.

7.4 Tax Returns and Elections. The Company’s fiscal year shall be a 52/53 week year ending on the Friday closest to May 31 of each year unless otherwise determined by the Board and permitted by the Code. The Company’s accountants will be instructed to prepare and timely file all required income tax returns for the Company. The Company will, in consultation with the Company’s accountants, make all tax elections on behalf of the Company that it reasonably determines to be necessary or appropriate for completion of the Company tax return, including any election under Code Section 754 in accordance with this Agreement and the procedures set forth in the applicable Regulations promulgated thereunder.

7.5 Tax Matters Partner. The Board may designate from time to time, by written resolution, appoint a “Tax Matters Partner” for purposes of Code Sections 6221 et seq. The initial Tax Matters Partner will be the Class A Member until changed as provided herein. Such person shall have all the authority granted by the Code to a tax matters partner; provided, however, that the Tax Matters Partner shall not have authority to do any of the following without obtaining the approval of a Supermajority in Interest of the Board:

(a) Enter into a settlement agreement with the Internal Revenue Service that purports to bind the Members.

(b) File a petition as contemplated in Code Section 6226(a) or Code Section 6228.

(c) Intervene in any action as contemplated in Code Section 6226(b)(5).

(d) File any request contemplated in Code Section 6227(b).

(e) Enter into an agreement extending the period of limitations as contemplated in Code Section 6229(b)(1)(B).

7.6 Bank Accounts. The Company will maintain its funds in one or more separate accounts in the name of the Company, with such financial institutions and upon such terms as the Board may approve, and the Board will not permit the funds of the Company to be commingled in any fashion with the funds of any other Person (including any Member).

ARTICLE 8

AMENDMENTS

8.1 General. Except as otherwise provided herein, any provision of this Agreement may be amended only with the consent of a Supermajority in Interest of the Members.

ARTICLE 9

TRANSFERS OF INTERESTS

9.1 General Transfer Conditions. Unless approved by a Supermajority in Interest of the Members, no Transfer of a Member’s Membership Interest may be effected unless such Member assigns to the proposed Transferee all right, title and interest of such Member in and to the License between the Company and such Member in accordance with the terms of the License, and the proposed Transferor and each Transferee provides the Company with such documents, assurances and transfer fees as the Company may, in its reasonable discretion, deem necessary or desirable in connection with effecting such Transfer. Transfers of a Member’s Membership Interest must include all of a Member’s Membership Interest.

9.2 Rights of Unadmitted Assignees. A person who acquires all of a Member’s Membership Interest pursuant to the terms hereof, but who is not admitted as a substitute Member pursuant to Section 9.4, will assume all obligations to make additional Capital Contributions to the Company in connection with such Transferred Interest, but will be entitled only to distributions and allocations with respect to such Transferred Interest in accordance with this Agreement, and will have no right to any information or accounting of the affairs of the Company, will not be entitled to inspect the books or records of the Company and will not have any of the rights (including voting rights and the right to appoint Directors) of a Member under the Act or this Agreement.

9.3 Rights of Transferor. A Member who Transfers all of its Membership Interest will, upon the effective date of such Transfer, no longer be a Member hereunder, and will no longer have any of the rights of a Member (including voting rights, rights to appoint Directors or rights to any information or accounting of the affairs of the Company) under the Act or this Agreement.

9.4 Substitute Member. A Transferee of a Member’s Membership Interest who acquires all of a Member’s Membership Interest in compliance with the provisions of Section 9.1 shall automatically become a Member upon such time as such Transferee executes and delivers to the Company counterpart signature pages to this Agreement and, if applicable, evidence of assumption of the License between the Company and the former Member.

9.5 Effective Date of Transfer. Unless otherwise provided in this Agreement or in the Transfer documentation, any Transfer of a Member’s Membership Interest made in compliance with this Article 9 will be effective as of the close of business on the day on which all documentation required by this Article 9 has been received and accepted by the Company.

9.6 Effect of Violation. A Transfer in violation of this Article 9 will be null and void.

9.7 Membership Termination Event. The termination or expiration of a Member’s License or the withdrawal or dissolution of a Member shall terminate such Member’s Membership Interest (each a “Membership Termination Event”) but will not cause a dissolution or termination of the Company. In the case of a Membership Termination Event that constitutes a Transfer of such Member’s Membership Interest that does not satisfy the conditions of Section 9.1, the transferee of such Membership Interest will be treated as an assignee of the Membership Interest and will have only the rights described in Section 9.2.

ARTICLE 10

DISSOLUTION

10.1 Dissolution. The Company will be dissolved and its affairs will be wound up upon the earliest to occur of the following:

(a) The sale or other disposition of all or substantially all of the Company’s assets and distribution of the proceeds of such sale or disposition;

(b) The election to dissolve by a Supermajority in Interest of the Members; and

(c) Any other event which is specified under applicable law as an event causing the dissolution of a limited liability company notwithstanding any provision in this Agreement.

10.2 Winding Up. Upon a dissolution of the Company, the Board will take full account of the Company’s liabilities and assets, and the Company’s assets (other than the Property and certain additional intellectual property, if any, which shall be distributed in accordance with Section 4.2(b) and Section 10.5, as applicable) will be liquidated as promptly as is consistent with obtaining the fair value thereof. The proceeds from the liquidation of such assets will be applied and distributed in the following order:

(a) First, to the payment and discharge of all of the Company’s debts and liabilities (including debts and liabilities and return of unused Deposits to the Members, to the extent permitted by law and this Agreement), including the establishment of any necessary reserves; and

(b) Second, the balance, if any, to the Members having positive balances in their Capital Accounts (after giving effect to all contributions, distributions and allocations for all periods, including the period during which such distribution occurs), in the proportion that the positive balance in each Member’s Capital Account bears to the sum of all Capital Accounts having positive balances.

10.3 Timing of Liquidation Distributions. Distributions in liquidation will be made by the end of the taxable year in which the liquidation occurs or, if later,

within ninety (90) days of the liquidating event and will otherwise comply with Regulations Section 1.704-1(b).

10.4 Limitations on Payments Made in Dissolution. Except as otherwise specifically provided in this Agreement, each Member will be entitled to look solely to the assets of the Company (other than the Property and certain additional intellectual property, if any, which shall be distributed in accordance with Section 4.2(b)) for the return of such Member’s positive Capital Account balance and will have no recourse for its Capital Contribution and/or share of allocated net income or gain against the Directors or any other Member. If any Member has a deficit balance in its Capital Account (after taking into account all Capital Account adjustments for the Company’s taxable year in which the liquidation occurs), such Member will have no obligation to make any contribution to the capital of the Company with respect to such deficit, such deficit will not be considered a debt owed to the Company or to any other person for any purpose whatsoever and such Member will not be liable for such deficit in any manner.

10.5 Involuntary Dissolution. In the event of an involuntary dissolution, each Member shall be entitled to receive the distribution of such Property as is licensed to such Member in accordance with the terms of such Member’s License, subject to the rights and restrictions applicable to the Property set forth in Sections 3, 4, 6.3, 6.4, 6.5, 6.6, 6.7 and 7.3 of such License, provided, however, that such restrictions shall terminate to the extent and upon the occurrence of any event or circumstances that would have terminated such restrictions pursuant to the applicable License.

ARTICLE 11

MISCELLANEOUS

11.1 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

11.2 Successors and Assigns. Except as otherwise provided herein, the terms and provisions of this Agreement will be binding upon and will inure to the benefit of the successors and permitted assigns of the parties hereto.

11.3 Notices. Notices, offers, requests or other communications required or permitted to be given by any party pursuant to the terms of this Agreement shall be given in writing to the respective parties to the following addresses:

if to PalmOne :

Palm, Inc.

400 N. McCarthy Blvd.

Milpitas, California 95035

Attention: General Counsel

if to PalmSource:

PalmSource, Inc.

1240 Crossman Avenue

Sunnyvale, California 94089

Attention: President

if to the Company:

Palm Trademark Holding Company, LLC

1240 Crossman Avenue

Sunnyvale, California, 94089

Attention: President

or to such other address as the party to which notice is given may have previously furnished to the other in writing as provided herein. Any notice may be sent by hand delivery, recognized overnight courier or, within the United States, may also be sent via certified mail, return receipt requested, or by fax or electronic mail, provided that any notice sent by fax or electronic mail is also sent by first class mail, postage prepaid, deposited in the mail within one (1) business day of the date on which the fax or electronic mail message is sent. All notices shall be deemed to have been given and received on the earlier of actual delivery or three (3) days from the date of postmark.

11.4 Benefits. Except as expressly provided herein, this Agreement is entered into for the sole and exclusive benefit of the parties hereto and will not be interpreted in such a manner as to give rise to or create any rights or benefits of or for any person not a Party hereto.

11.5 Severability. If any term or other provision of this Agreement or the documents and agreements described in Section 11.6 is determined by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement (including the documents and agreements described in Section 11.6) are fulfilled to the fullest extent possible.

11.6 Complete Agreement. This Agreement, the Certificate of Formation, the Licenses, the Assignment 2002 (as defined in the Licenses), the Assignment PO 2003 (as defined in the Licenses), and the Assignment PS 2003 (as defined in the Licenses) and the Exhibits and Schedules incorporated herein or therein, constitute the entire agreement between the parties with respect to their subject matter.

11.7 Governing Law. This Agreement will be governed by and interpreted under the laws of the State of Delaware applicable to contracts entered into by Delaware residents and performed entirely within the State of Delaware.

11.8 Dispute Resolution. A Dispute will be initiated upon written notice to the other party in the Dispute. All notices shall be sent by hand delivery, recognized overnight courier or, within the United States, may also be sent via certified mail, return receipt requested. Notice shall be deemed to have been given and received on the earlier of actual delivery or three (3) days from the postmark. Any Dispute will be resolved in the following manner:

(a) An appropriate senior executive (e.g., director or vice president level) of the Licensee or Member involved in the Dispute with the Company, who shall have the authority to resolve any such Dispute, and, as a representative of the Company, a Director appointed by the other Member not involved in the Dispute or in the case of dispute between the Members, an appropriate senior executive of each of the Members, will promptly meet and attempt to resolve such Dispute within ten (10) days after the date of the initial meeting between such executives.

(b) If the Dispute is not resolved within twenty (20) days of its initiation pursuant to Subsection 11.8(a), and if the party initiating the Dispute wishes to pursue its rights relating to such Dispute, then, subject to Subsection 11.8(c), such Dispute will be submitted to final and binding arbitration as follows:

(i) Arbitration will be held in Santa Clara County, California, in accordance with, at the option of party initiating the Dispute, (i) the then-current Commercial Arbitration Rules of the American Arbitration Association (the “AAA”) under the AAA’s expedited procedures and commercial arbitration rules or (ii) the then-current Alternative Dispute Resolution procedures of the International Trademark Association (“INTA”);

(ii) The arbitration will be conducted by a single arbitrator of AAA or INTA, as applicable;

(iii) The arbitrator shall be selected by the parties, by the rules of AAA or INTA, as applicable, or other rules reached by mutual agreement;

(iv) The decision of the arbitrator will be final and non-appealable (other than for fraud) and may be enforced in any court of competent jurisdiction;

(v) The use of any mediation or other “alternative dispute resolution” procedures shall not be construed under the doctrine of laches, waiver or estoppel to adversely affect the rights of either Party; and

(vi) The costs and expenses of the arbitrator and any other costs, fees and expenses (including attorneys’ and experts’ fees) relating to any arbitration under this Section 11.8(b) shall be paid by the nonprevailing party.

(c) Notwithstanding Section 11.8(b), Disputes in which there is a claim for injunctive relief, including specific performance, will be subject to the exclusive jurisdiction the state and federal courts in Santa Clara County, California, and each party hereby consents to the exclusive personal jurisdiction thereof with respect to such claims.

11.9 Waiver of Section 17612(c). In accordance with California Corporations Code Section 17612(c), the Members hereby irrevocably waive the application of California Corporations Code Title 2.5, Chapter 13.

11.10 Confidentiality.

(a) Each Member acknowledges and agrees that it may from time to time intentionally or inadvertently receive or observe Confidential Information of the Company or the other Member (each a “Discloser”). For purposes of this Agreement, “Confidential Information” means information concerning the other Member’s sublicenses (including information regarding sublicenses by a Member of certain of the Palm Marks); trademark prosecution, sublicensing, or enforcement strategies or decisions; the Company’s licensees; the Company’s or the other Member’s trade secrets, methods, processes or procedures; the contents of any reports made by the Brand Manager under Section 6.4(e); or other information marked or described as “confidential” or that such Member knows or should know exercising reasonable business judgment is proprietary or confidential, whether in connection with a Member’s License, a Member’s use of the Property, or otherwise. Each Member agrees that it will not use (except pursuant to this Agreement or its

License) or disclose to any third party any such Confidential Information without the prior written consent of such Discloser. Each Member agrees to protect such Confidential Information from unauthorized disclosure and use with the same internal security procedures and the same degree of care such Member uses to protect its own proprietary information of a similar nature, but in no event less than a reasonable degree of care.

(b) Each Member further acknowledge and agree that in the event of a breach or threatened breach of this Section 11.10, the relevant Discloser may have no adequate remedy in money damages and, accordingly, may be entitled to appropriate injunctive relief against such breach or threatened breach. The obligations contained in this Section 11.10 will survive the cancellation or other termination of this Agreement.

(c) This Section 11.10 will:

(i) Not apply to specific Confidential Information that a Member can demonstrate (a) was in the public domain when first disclosed to such Member, (b) was already known to such Member when first disclosed to such Member by the relevant Discloser, as clearly evidenced by such Member’s business records, or (c) was independently developed by such Member without reference to any Confidential Information;

(ii) Cease to apply to specific Confidential Information at such time as such Member clearly demonstrates that such Confidential Information (a) has become part of the public domain through no act or failure to act on the part of such Member, (b) is disclosed by the Discloser to a third party without a duty of confidentiality, (c) has been rightfully received by such Member, without restriction on disclosure, from a third party that is not under a confidentiality or similar obligation to the relevant Discloser, or (d) is disclosed under operation of law; and

(iii) Not prevent a Member from: (a) disclosing Confidential Information to the extent permitted by the relevant Discloser’s prior written approval, (b) developing information similar to any Discloser’s Confidential Information, provided that such Member complies with all provisions of this Agreement and can demonstrate that such information was developed by Member’s employees or agents independently of and without reference to such Discloser’s Confidential Information, or (c) disclosing Confidential Information to the extent required by applicable law, government regulation or self-regulating organization, provided that such Member, to the extent reasonably practicable, will (x) afford the relevant Discloser the opportunity to seek to prevent such disclosure or obtain an appropriate protective order or other relief and (y) cooperate with such Discloser’s efforts to do so.

11.11 Construction. As used in this Agreement, and except as otherwise provided herein, (a) the masculine gender will include the feminine and neuter, and vice versa, as the context so requires; (b) the singular number will include the plural, and vice versa, as the context so requires; (c) section headings are for the convenience of reference only and will not be used to modify, interpret, limit, expand or construe the terms of this Agreement; (d) the terms “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement; (e) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation;” (f) words that can be either a noun or a verb shall be construed to be either a noun or a verb as the context requires; and (g) all Article, Section and Exhibit references are to Articles, Sections and Exhibits of and to this Agreement unless otherwise specified.

11.12 Waiver. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

11.13 Further Assurances. Each Member will execute such documents and take such action as is necessary or appropriate to effect the purposes of this Agreement.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, this Agreement has been executed as of the date set forth above.

PalmSource, Inc.

By:	/s/ DAVID C. NAGEL
Name:	David C. Nagel
Title:	President & CEO

Palm, Inc.

By:	/s/ MARY E. DOYLE
Name:	Mary E. Doyle
Title:	Senior VP & General Counsel

2

Palm Trademark Holding Company, LLC.

By:	/s/ DOREEN S. YOCHUM
Name:	Doreen S. Yochum
Title:	President

3

EXHIBIT A

PALM TRADEMARK HOLDING COMPANY, LLC

MEMBERS AND UNITS

[Members and Units has been omitted. A copy of this exhibit will be filed supplementally to the Commission upon request.]

EXHIBIT B-1

PALM TRADEMARK HOLDING COMPANY, LLC

[Form of Assignment has been omitted. A copy of this exhibit will be furnished supplementally to the Commission upon request.]

EXHIBIT B-2

PALM TRADEMARK HOLDING COMPANY, LLC

[Form of Assignment has been omitted. A copy of this exhibit will be furnished supplementally to the Commission upon request.]

EXHIBIT C

PALM TRADEMARK HOLDING COMPANY, LLC

DIRECTORS

[Directors has been omitted. A copy of this exhibit will be furnished supplementally to the Commission upon request.]